Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT originally effective as of September 11, 2006, then amended and restated as of December 31, 2008, and now amended and restated as of July 2, 2009 (the “Agreement”), by and among HIRSCH INTERNATIONAL CORP., a Delaware corporation with offices located at 50 Engineers Road, Hauppauge, New York 11788 (the "Company") and PAUL E. GALLAGHER, residing at 52 Sandy Hill Road, The Carriage House, Oyster Bay Cove, New York 11771 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in importing, marketing, manufacturing, and distributing commercial embroidery equipment and related goods and services; and

WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive is willing to continue to serve in the employ of the Company on a full-time basis for said period upon the terms and conditions hereinafter provided;

WHEREAS, on September 11, 2006 (“Original Effective Date”), the Company and Executive entered into an employment agreement (the “Original Agreement”) governing the terms of the Executive’s employment with the Company,

WHEREAS, the Company administered this employment agreement in good faith compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder (“Section 409A”), and then amended and restated this employment agreement as of December 31, 2008, to comply with the requirements of Section 409A; and

WHEREAS, in connection with that certain proposed merger of HIC Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Hirsch Holdings, Inc., a Delaware corporation, with and into the Company, the Company and the Executive have agreed to modify certain terms of the employment agreement as amended and restated as of December 31, 2008.

NOW, THEREFORE, the employment agreement is amended and restated, effective as of the Original Effective Date, to read as follows:

1.     Employment. The Company, pursuant to the terms and conditions set forth in this Agreement, hereby agrees to continue to employ the Executive, who accepts such continued employment with the Company as its President and Chief Executive Officer and such other positions and duties of a responsible nature as the Company’s Board of Directors may from time to time determine and assign to him commensurate with the described offices. Throughout the Term (as defined herein), the Executive shall devote all of his business time, attention and energy to his duties and to the business and affairs of the Company and shall not engage, directly or indirectly, in any other business, employment or occupation.

2.         Term. The term of this Agreement shall commence as of September 11, 2006 hereof (the “Commencement Date”) and shall terminate on the date immediately preceding the fourth anniversary date of the Commencement Date (the “Term”).

3.	Compensation.

3.1       As full compensation for all services to be rendered by the Executive to the Company pursuant to the terms of this Agreement, the Executive shall receive a base salary (the “Base Salary”) at the rate of (i) Three Hundred Seventy Five Thousand ($375,000.00) Dollars per year during the first year of the Term, (ii) Four Hundred Thousand ($400,000.00) Dollars per year during the second year of the Term, and (iii) Four Hundred Twenty Five Thousand

($425,000.00) Dollars per year during the third and fourth years of the Term. The Base Salary shall be payable at such regular times and intervals as the Company customarily pays its employees from time to time.

3.2       The Executive shall have the right to participate, on the same basis as other executive employees of the Company, in the Company’s employee benefit programs, if any, including, without limitation, group life, health, accident and hospitalization insurance programs covering the Executive and his dependents.

3.3       The Executive shall be entitled to participate in and receive a bonus under the Company’s Annual Incentive Plan for Key Executive Officers, (the “Incentive Plan”) as that plan shall be adopted and implemented by the Compensation Committee of the Board of Directors from time to time, substantially as described in Appendix A hereto. The Executive’s Target Incentive Percentage and Stretch Incentive Percentage under the Incentive Plan shall be 50 percent and 100 percent, respectively, of Base Salary. All such bonuses shall become due on the last day of the Company’s fiscal year with respect to which the bonus relates and shall be payable as soon as practicable following the issuance of the independent audit report for the fiscal year, but in no event later than the fifteenth day of the third month following the end of the fiscal year to which the bonus relates.

3.4       The Company shall award to the Executive options (“Options”) to purchase a total of Five Hundred and Twenty Five Thousand (525,000) Shares of the Company’s Class A Common Stock (the “Company Stock”) pursuant to the Company’s 2003 Stock Option Plan at the times and subject to the conditions hereinafter set forth:

(a)       Seventy Five Thousand (75,000) Options issued on the date of execution of the Original Agreement, at a strike price of $2.12 per share, upon the terms and conditions set forth in the Company’s standard Incentive Stock Option Agreement, substantially in the form annexed hereto as Appendix B;

(b)       Seventy Five Thousand (75,000) Options granted on September 11, 2007, at a strike price equal to the closing price of the Company Stock on the date of grant, substantially upon terms and conditions comparable to those set forth in Appendix B hereto, provided the Executive is actively employed on that date;

(c)       Seventy Five Thousand (75,000) Options granted on September 11, 2008, at a strike price equal to the closing price of the Company Stock on the date of grant, substantially upon terms and conditions comparable to those set forth in Appendix B hereto, provided the Executive is actively employed on that date; and

(d)       Three Hundred Thousand (300,000) Options granted on the date of execution of the Original Agreement, at a strike price of $2.12 per share, upon the terms and conditions set forth in Appendix B hereto, except that the following provisions with respect to limitations on exercise of such options shall be inserted in lieu of Paragraph 3 of Appendix B:

“3.       Limitations on Exercise of the Option. The Incentive Option shall be exercisable as follows:

(a)       One Hundred Thousand (100,000) Shares commencing on the date immediately following the period that the closing price of the Common Shares on the Nasdaq Capital Market (or such other exchange or automated quotation system on which the Common Shares are traded) remains at or above Two Dollars and Fifty Cents ($2.50) for at least 20 consecutive trading days.

(b)       One Hundred Thousand (100,000) Shares commencing on the date occurring after September 11, 2007 immediately following the period that the closing price of the Common Shares on the Nasdaq Capital Market (or such other exchange or automated quotation system on which the Common Shares are traded) remains at or above Three Dollars ($3.00) for a period of at least 20 consecutive trading days.

(c)       One Hundred Thousand (100,000) Shares commencing on the date occurring after September 11, 2008 immediately following the period that the closing price of the Common Shares on the Nasdaq Capital Market (or such other exchange or automated quotation system on which the Common Shares are traded) remains at or above Three Dollars and Fifty Cents ($3.50) for a period of at least 20 consecutive trading days thereafter.

The Incentive Option granted hereby shall have a term of five (5) years, unless earlier terminated as hereinafter set forth.”

3.5       The Company shall deduct from the Executive’s Base Salary and any bonus payment which Executive may receive any federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.

3.6       The Company shall reimburse the Executive, or cause him to be reimbursed, for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder or in furtherance of the business and/or interests of the Company; provided, however, that the Executive shall have previously furnished to the Company an itemized account, satisfactory to the Company, in substantiation of such expenditures. Any such reimbursement payment shall be made no later than the last day of the calendar year following the calendar year in which the reimbursable expense is incurred.

3.7       During the Term, the Executive shall be entitled to the full-time use of a Company vehicle. The Company shall purchase and maintain all relevant insurance for said vehicle and shall reimburse Executive for all fuel and repairs for said vehicle. Repairs, insurance costs and fuel expenses will be reimbursed along with usual and customary business related expenses in accordance with Section 3.6 above. Any such reimbursement payment shall be made no later than the last day of the calendar year following the calendar year in which the reimbursable expense is incurred.

3.8       During the Term, Executive shall be entitled to four (4) weeks paid vacation per year to be taken in accordance with Company policy and procedure.

4.         Indemnification. The Company undertakes, to the maximum extent permitted by law, to defend, indemnify and hold the Executive harmless from and against all claims, damages, losses and expenses, including reasonable attorneys’ fees and disbursements, arising out of the performance by the Executive of his duties pursuant to this Agreement, in furtherance of the Company’s business and within the scope of his employment.

5.	Termination.

5.1       Death. If the Executive dies during the Term, he shall be entitled to receive his Base Salary through the end of the month during which death occurs plus a pro rata portion, based upon his period of service to the Company, of the amount, if any, he would have been entitled to receive under the Incentive Plan if his employment had continued until the end of the fiscal year payable pursuant to the terms of the Incentive Plan.

5.2       Disability. The Company may terminate the employment of the Executive by reason of disability by giving notice of such termination as of the end of any month after the Executive becomes disabled. For purposes of this Agreement, the Executive shall be deemed to be “disabled” if the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event of such termination for disability, and subject to the limitations of Section 5.6, the Executive shall be entitled to receive his Base Salary through the end of the month during which disability occurs plus a pro rata portion, based upon his period of service to the Company, of the amount, if any, he would have been entitled to receive under the Incentive Plan if his employment had continued until the end of the fiscal year.

5.3       Termination for Cause. The Company shall have the right to terminate employment of the Executive for “Cause” if one or more of the following acts shall occur:

(a)       Executive shall have committed a material breach of any of the provisions or covenants of this Agreement;

(b)       Executive shall have committed an act of gross negligence in the performance of his duties or obligations hereunder, or, without proper cause, shall have willingly refused or habitually neglected to perform his employment duties or obligations under this Agreement;

(c)       Executive shall have committed any material act of willful misconduct, dishonesty or breach of trust which shall directly or indirectly cause the Company or any of its subsidiaries to suffer any loss, fine, civil penalty, judgment, claim, damage or expense; or

(d)       Executive shall have been convicted of, or shall have plead guilty or nolo contendere to, a felony.

The Company may terminate the employment of Executive for Cause by delivering notice (the “Termination Notice”) of such intention to Executive, describing with reasonable detail the events or the acts or omissions of the Executive constituting the basis for termination; provided, however, with respect to any act or omission set forth in clauses (a) and (b) of this Section 5.3, such termination shall not be effective until thirty (30) days following the Termination Notice, during which time the Executive shall have an opportunity to cure or remedy such act or omission. If the Company terminates the employment of the Executive for Cause, the Executive shall be entitled to receive only his Base Salary through the end of the month in which the Termination Notice is effective.

5.4       Severance Payments. In addition to the amounts described above in this Section 5, if termination of employment shall occur before the consummation of an Excluded Transaction (as defined in Section 9.2(a)) as a result of one of the following listed events, the Company shall provide to the Executive severance payments in the amounts and benefits as described below:

(a)       If this Agreement is terminated prior to the expiration of its Term due to Executive’s death or disability as set forth in Sections 5.1 and 5.2, respectively, above then, subject to the limitations of Section 5.6, the Company shall continue the Executive’s monthly Base Salary, in accordance with its regular payroll practices, at the rate then in effect, for a period of 6 months, (the “Severance Payment Period”). At all times, the right to all such monthly payments made under this Section 5.4(a) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b)(2)(iii).

(b)       If prior to or at the expiration of the Term, the Company fails to offer Executive continuing employment with the Company as its Chief Executive Officer or Chief Operating Officer at substantially the same level of Base Salary, employee benefits and bonus compensation as are set forth in Sections 3.1, 3.2 and 3.3, respectively, of this Agreement; then, subject to the limitations of Section 5.6, the Company shall continue the Executive’s monthly Base Salary, in accordance with its regular payroll practices, at the rate then in effect, for a period of 6 months, (the “Severance Payment Period”). At all times, the right to all such monthly payments made under this Section 5.4(b) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b)(2)(iii).

(c)       If the Company terminates the Executive without Cause, materially reduces his base compensation or responsibilities, or commits any other material breach of the provisions of this Agreement and fails to cure or remedy such reduction or breach within thirty (30) days following its receipt of written notice thereof given by the Executive (at the end of which time this Agreement shall be deemed terminated), which notice shall be provided within ninety (90) days following the initial existence of the event that constitutes a material breach of the provisions of this Agreement, then, subject to the limitations of Section 5.6, the Company shall continue the Executive’s monthly Base Salary, in accordance with its regular payroll practices, at the rate then in effect for a period of 12 months, or if shorter, for the period from the date of termination through and including the month of March, 2011 (the “Severance Payment Period”). At all times, the right to all such monthly payments made under this Section 5.4(c) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b)(2)(iii).

(d)       During the Severance Payment Period the Executive shall continue to participate in the Company’s employee benefit programs, as provided in Section 3.3, including, without limitation, any health, accident and hospitalization insurance programs covering the Executive and his dependents. In addition, the Company shall pay to the Executive, a pro rata portion of any bonus payment that would have become due and payable to Executive pursuant to Section 3.3, above, if his employment had continued through the Severance Payment Period.

(e)       Notwithstanding any preceding provision of this Section 5.4, no such salary, bonus or benefits shall be paid with respect to any portion of the Severance Payment Period while the Executive is in default of his obligations set forth in Sections 6.1 and 6.2 below.

5.5       Resignation by Executive. Notwithstanding anything contained herein to the contrary, Executive shall have the right to terminate this Agreement at any time, for any reason and for no reason, upon thirty (30) days prior written notice to the Company. Upon such termination, the Company shall pay to Executive the compensation due and payable to the Executive through the date of termination and thereafter, with the specific exception of the obligations set forth in Section 6 and 7 below, neither Executive nor the Company shall have any further obligations hereunder.

5.6       Code Section 409A Delay. Any payment payable to the Executive pursuant to Sections 5.2, 5.4(a), 5.4(b), 5.4(c), or 9.1 of this Agreement shall not be paid during the six month period from and after the date of the Executive’s termination of employment if (a) such payment is paid as a result of a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Code Section 409A”), and (b) the Executive is a “specified person” (as such term is defined in Code Section 409A) upon such separation from service. Any amount that would be paid during this six month period but for the application of this Section 5.6 shall instead be paid to the Executive in a lump sum on the date that is six months after the date of separation from service (or, if earlier, upon the Executive’s death). No amount payable pursuant to the provisions of Sections 5.2, 5.4(a), 5.4(b), 5.4(c), or 9.1 of this Agreement shall be delayed pursuant to this Section 5.6 to the extent such amount does not constitute deferred compensation within the meaning of Code Section 409A as a result of the application of (y) the short term deferral exception to Code Section 409A described in 26 CFR §1.409A-1(b)(4) (“Short Term Deferral Exception”) or (z) to the extent such amount does not satisfy the Short Term Deferral Exception, the involuntary termination exception to Code Section 409A described in 26 CFR §1.409A-1(b)(9).

6.	Restrictive Covenants.

6.1       Confidential Information, Covenant not to Disclose. The Executive covenants and undertakes that he will not at any time during or after the termination of his employment hereunder reveal, divulge, or make known to any person, firm, corporation, or business organization (other than the Company or its affiliates, if any), or use for his own account any customer lists, trade secrets, or any secret or any confidential information of any kind used by the Company during his employment by the Company, and made known (whether or not with the knowledge and permission of the Company, whether or not developed, devised, or otherwise created in whole or in part by the efforts of the Executive, and whether or not a matter of public knowledge unless as a result of authorized disclosure) to the Executive by reason of his employment by the Company except (i) with the Company’s express written consent or (ii) where required to be disclosed by court order, subpoena, or other government process. In the event that the Executive shall be required to make a disclosure pursuant to the provisions of clause (ii) above, the Executive promptly, but in no event more than two business days after learning of such subpoena, court order or other government process nor less than 24 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Company and, at the Company’s expense, the Executive shall (1) take all necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or government process, and (2) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to the Company all data, memoranda, notes, record, reports, manuals, drawings, blueprints and other documents and all computer software, hardware and discs and any other memory storage facility (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control, other than information relating to his own compensation and employee benefits. The Executive further covenants and agrees that he shall retain such knowledge and information which he has acquired or shall acquire and develop during his employment respecting such customer lists, trade secrets, and secret or confidential information in trust for the sole benefit of the Company, its successors and assigns.

6.2	Covenant Not to Compete., Non-Interference.

6.2.1    The Executive covenants and undertakes that, during the period of his employment hereunder and for a period of one (1) year thereafter, he will not, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, carry on, or be engaged, concerned, or take part in, or render services to, or own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization (other than the Company or its affiliates, if any) engaged in the business of distributing, manufacturing or assembling embroidery equipment or software for the embroidery industry or providing retail embroidery services (a “Similar Business”) throughout the United States (“Territory”) except in the course of his employment hereunder; provided, however, that the Executive may invest in stock, bonds, or other securities of any Similar Business (but without otherwise participating in the activities of such Similar Business) if (i) such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and (ii) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 2% of the issued and outstanding shares, or in the case of bonds or other securities, 2% of the aggregate principal amount thereof issued and outstanding.

6.2.2    The Executive covenants and undertakes that during the period of his employment hereunder and for a period of one (1) year thereafter he will not in the Territory, whether for his own account or for the account of any other person, firm, corporation or other business organization, interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person, firm, corporation or other business organization who or which at any time during the term of the Executive’s employment with the Company was an employee, consultant, agent, supplier or customer of the Company.

6.2.3    If any provision of this Article 6.2 is held by any court of competent jurisdiction to be unenforceable because of the scope, duration or area of applicability, such provision shall be deemed modified to the extent the court modifies the scope, duration or area of applicability of such provision to make it enforceable.

7.         Injunction. It is recognized and hereby acknowledged by the Executive that a breach or violation by the Executive of any of the covenants or agreements contained in this Agreement may cause irreparable harm and damage to the Company hereto, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and acknowledges that the Company shall be entitled to an injunction, without posting any bond or security in connection therewith, from any court of competent jurisdiction enjoining and restraining any breach or violation of any of the restrictive covenants contained in Article 6 of this Agreement by the Executive, either directly or indirectly, and that such right to injunctive relief shall be cumulative and in addition to whatever other rights or remedies the Company may possess. Nothing contained in this Article 7 shall be construed to prevent the Company from seeking and recovering from the Executive damages sustained as a result of any breach or violation by the Executive of any of the covenants or agreements contained in this Agreement, and that in the event of any such breach, the Company shall avail itself of all remedies available both at law and at equity.

8.         Compliance with Other Agreements. The Executive represents and warrants to the Company that the execution of this Agreement by him and the performance of his obligations hereunder will not, with or without the giving of notice, the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

9.	Employment Security Provisions.

9.1       Payments in the Event of Change of Control. If a “Change of Control” should occur during the Term of this Agreement and if, within six months after the change of control event occurs (the “Change of Control Date”), (i) the employment of Executive with the Company or the successor to the business of the Company is terminated for any reason other than those described in Sections 5.1, 5.2 or 5.3, above; or (ii) the Executive terminates his employment with the Company for Good Reason, as defined below, all of the following provisions shall apply:

(a)       The Company shall pay Executive for a period of one year (the “Severance Period”) following the termination of Executive’s employment pursuant to the introductory language of this Section 9.1, an amount equal to the Executive’s Base Salary then in effect. Payments of Base Salary shall be made during the Severance Period in substantially equal monthly or other installments of the same frequency as the payments of salary being made to the Executive at the date of the Change of Control, and shall commence as soon as practicable after the date of termination of Executive’s employment. At all times, the right to all monthly payments made under this Section 9(a) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b)(2)(iii).

(b)       During the Severance Period, Executive shall continue to be covered by, and receive any and all benefits accrued or provided under, any health and dental plan, disability plan, survivor income plan and life insurance plan or other benefit plan maintained by the

Company in which Executive was participating immediately prior to the date of termination, as if Executive continued to be an employee of the Company. The amount, form and time of payment of such benefits shall be determined by the terms of such plans. However, if participation in any one or more of such welfare or benefit plans is not possible under the terms thereof, the Company shall provide the Executive with substantially similar benefits. Such coverage shall cease if and when the Executive obtains employment with another employer during the Severance Period, and becomes eligible for coverage under a substantially similar plan provided by the new employer.

(c)       Upon the date of termination of the Executive’s employment pursuant to the introductory language of this Section 9.1, (i) all stock options awarded under Paragraph (a) of Section 3.4 hereof, or awarded prior to the Commencement Date under any stock option plan of the Company, whether or not then exercisable, and (ii) all stock options previously awarded under Paragraphs (b) and (c) of Section 3.4 hereof, whether or not then exercisable shall be deemed fully vested and exercisable. Any stock options awarded under paragraph (d) of Section 3.4 hereof shall be exercisable only to the extent exercisable by their terms on the date of termination. This provision shall supercede any contradictory provision of any Incentive Stock Option Agreement between Executive and the Company.

(d)       During the Severance Period, Executive shall not be entitled to reimbursement for fringe benefits other than as provided in this Agreement, nor shall Executive be entitled to receive any payments or other compensation attributable to vacation periods that would have been earned had Executive’s employment continued during the Severance Period.

9.2       Definitions. The following definitions, in addition to the definitions appearing elsewhere in this Agreement, shall apply to this Article 9:

(a)       A “Change of Control” shall be deemed to occur on the happening of any of the following events: (i) a sale of all or substantially all of the assets of the

Company to an entity or person that is not controlled by the Company or by any persons or entities that immediately preceding such event owned, directly or indirectly, individually or in combination, 25% or more of the voting stock of the Company, including any securities owned by affiliates of the Company (including Executive or Executive’s affiliates); (ii) the complete liquidation of the Company; (iii) the merger, reorganization or consolidation of the Company with or into one or more entities, the result of which is that the Company shall cease to exist as an independent entity, unless the surviving entity is controlled by the Company or by any persons or entities that immediately preceding such event owned, directly or indirectly, individually or in combination, 25% or more of the voting stock of the Company, including any securities owned by affiliates of the Company; or (iv) a change in the membership of the Board of Directors of the Company during the Term of this Agreement, as a result of which, the persons who were directors on the Commencement Date shall cease to constitute at least a majority of the Board, unless the election of each director who was not a director on the Commencement Date has been approved in advance by at least a majority of the directors then in office who were directors on the Commencement Date. Notwithstanding the foregoing, a “Change of Control” shall be deemed not to occur on the consummation of an “Excluded Transaction”, which means either: (A) the proposed merger of HIC Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Hirsch Holdings, Inc., a Delaware corporation, with and into the Company, or (B) any other transaction that results in both: (i) the shares of the Company’s Class A Common Stock becoming eligible for de-registration under the Securities Exchange Act of 1934, as amended and (ii) the Executive’s becoming the beneficial owner (directly or indirectly) of 25% or more of the voting stock of the Company.

(b)       “Good Reason” shall exist if the Executive terminates employment following: (i) a material diminution in the Executive’s authority, duties, or responsibilities, (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, (iii) a material diminution in the budget over which the service provider retains authority, (iv) a material reduction in Executive’s Base Salary. Good Reason shall only exist if the Executive notifies the Company within 90 days of the initial existence of a condition which may give rise to the Executive’s ability to terminate employment for “Good Reason” and the Company does not remedy such condition within 30 days of such notice.

9.3       Limitation on Benefits. If any payment or distribution to be made pursuant to this Section 9 (the “Payments”) is deemed to be an “Excess Parachute Payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, nondeductible by the Company, the Payments shall be reduced (but not below zero) to the amount, which, in total, maximizes the aggregate present value of Payments without causing any Payment to be an Excess Parachute Payment.

The Company shall promptly give the Executive written notice of any determination that a Payment would be deemed an Excess Parachute Payment, and shall provide a detailed calculation thereof. The Executive may then elect, in his sole discretion, which and how much of the Payments, or any other amounts due him from the Company, shall be eliminated or reduced to avoid the payment of an Excess Parachute Payment provided that such elimination or reduction shall first be made to any payments that do not constitute “deferred compensation” within the meaning of Section 409A and then to payments that constitute “deferred compensation” for purposes of Section 409A. If the Executive does not advise the Company of his election within 14 days of his receipt of such notice, the Company may determine which and how much of the Payments shall be eliminated or reduced, in accordance with this Section 9.3, and shall notify the Executive promptly of such determination.

Because of uncertainty in the application of Section 280G of the Code, it is possible that the Company will have made Payments that should not have been made (an

“Overpayment”) or that Payments not made by the Company could have been made (an “Underpayment”). If the Internal Revenue Service shall assess a deficiency against the Company, based upon a reasonable determination that an Overpayment has been made, such Overpayment shall be treated as a loan to the Executive. Upon demand of the Company, the Executive shall repay such amount, together with interest at the applicable Federal rate (as provided in Section 7872(f)(2) of the Code). If a determination is made that an Underpayment has occurred, the Company shall promptly pay such Underpayment to or for the benefit of the Executive, together with interest at such applicable Federal rate.

All determinations required under this Paragraph shall be made by the Company’s independent auditors and shall be binding upon the Company and the Executive. The initial determination shall be made within 30 days following the Executive’s termination of employment, and the Company shall commence payments to or for the benefit of the Executive as soon as practicable following such determination and the elections described above.

10.	Miscellaneous.

10.1     Notices. Any notice or other communication to a party under this Agreement shall be in writing, and if by use of the mail shall be considered given when mailed by certified mail, return receipt requested, to the party at the following address or at such other address as the party may specify by notice to the other:

If to the Company:

Hirsch International Corp.

50 Engineers Road

Hauppauge, New York 11788

Attn: Mr. Henry Arnberg, Chairman of the Board

With a copy to:

Mr. Dan Vasquez, Secretary

With a copy to:

Bryan Cave, LLP

1290 Avenue of the Americas

New York, New York 10104

Attn: David Fisher, Esq.

If to the Executive:

Mr. Paul E. Gallagher

52 Sandy Hill Road

The Carriage House

Oyster Bay Cove, New York 11771

With a copy to:

Baker & McKenzie, LLP

1114 Avenue of the Americas

New York, New York 10036

Attn: Thomas J. Rice, Esq.

10.2     Benefit. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns. Insofar as the Executive is concerned this Agreement, being personal, cannot be assigned.

10.3     Validity. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

10.4     Entire Agreement. The Agreement constitutes the entire Agreement between the parties, and supersedes all existing agreements between them. It may only be changed or terminated by an instrument in writing signed by both parties. The covenants of the Executive contained in Article 6 of this Agreement shall survive the termination of this Agreement and the expiration of the Term.

10.5     New York Law to Govern. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

10.6     Corporate Action. The execution and delivery of this Agreement by the Company has been authorized and approved by all requisite corporate action.

10.7     Waiver of Breach. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in writing.

10.8     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9     Paragraph Headings. Paragraph headings are inserted herein for convenience only and are not intended to modify, limit or alter the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and executed this Amended and Restated Agreement, which was originally effective on September 11, 2006, as of July 2, 2009.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Dan Vasquez
Dan Vasquez, Secretary

/s/ Paul E. Gallagher
Paul E. Gallagher

APPENDIX A

HIRSCH INTERNATIONAL CORP.

ANNUAL INCENTIVE PLAN FOR KEY EXECUTIVE OFFICERS

Following is a description of the Hirsch International Corp. Annual Incentive Plan for Key Executive Officers (the “Incentive Plan”).

As of the beginning of each fiscal year of the Company, commencing with the fiscal year ended January 31, 2005, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), in consultation with the Chief Executive Officer (“CEO”) of the Company will establish, a list of key executive officers who will participate in the Incentive Plan for that year, together with a Target Bonus and Stretch Bonus Percentage for each participant. The Compensation Committee in consultation with the CEO will also set annual goals for the Company’s Pre-tax Profit (as defined below), the achievement of which will entitle the participants in the Incentive Plan to receive bonus payments. The amount of any such bonus payments paid to Executive will be determined based on the extent to which the Company achieves or exceeds the Pre-tax Profit goals established for the fiscal year. The three levels of Pre-tax Profit and the percentage of Base Salary payable with respect to each are as follows:

(a)	“Minimum Profit Level”—the minimum profit level that must be achieved prior to the awarding of any bonus and that must be maintained after the payment of all bonuses under the plan.
(b)	“Target Profit Level”—the profit level that must be achieved in order for each participant to receive a bonus equal to his or her Target Incentive Percentage of Base Salary.

(c)	“Stretch Profit Level”—the profit level that must be achieved or exceeded in order for each participant to receive a bonus equal to his or her Stretch Incentive Percentage of Base Salary.

If Pre-tax Profit is greater than the Minimum Level but less than the Target Level, or greater than the Target Level but less than the Stretch Level, all bonuses paid under the plan shall be reduced pro-rata to reflect the proportional amount by which the Target Level or Stretch Level was not achieved. The computation of such pro-rata reductions shall be made by the Compensation Committee, in its sole discretion, in a manner that it deems fair and equitable to all participants and such computations shall be final and binding.

For purposes hereof, the Company’s “Pre-tax Profit” shall be the Company’s income from operations (i) before the payment of income taxes as set forth in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles, consistently applied, (ii) after the accrual for the payment of all executive bonuses, and (iii) except to the extent otherwise agreed to by the Compensation Committee, excluding (x) all unusual or non-recurring items, and (y) the reversal of any prior year reserves (unless such the establishment of such reserves resulted in loss of bonuses in the year of their establishment). All bonus payments due hereunder shall be made as soon as practicable following completion of the applicable fiscal year of the Company, but in no event later than the fifteenth day of the third month following the end of the fiscal year to which the bonus payment relates.

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